UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009
___________________

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

5966 La Place Court, Suite 100 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On May 11, 2009, NTN Buzztime, Inc. (the "Company"), entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Instant Access Media, LLC, a Colorado limited liability company ("I-am"), providing for the purchase by the Company of certain of I-am's assets used in the conduct of I-am's business as a provider of out-of-home entertainment programming and advertising to hospitality venues (the "Acquired Assets") and the assumption by the Company of certain liabilities of I-am.  The asset purchase was consummated the same day.

Pursuant to the terms of the Asset Purchase Agreement, in consideration for the Acquired Assets, the Company issued: (i) 1,500,000 unregistered shares of the Company's common stock, $0.005 par value per share, and (ii) warrants to purchase an aggregate of (A) 1,000,000 unregistered shares of the Company's common stock, with an exercise price of $0.50 per share, (B) 1,000,000 unregistered shares of the Company's common stock, with an exercise price of $1.00 per share, and (C) 1,000,000 unregistered shares of the Company's common stock, with an exercise price of $1.50 per share.  Each of the warrants is exercisable for a period of eight years from the date of issuance and contains a cashless or net exercise provision. The Company will hold the 1,500,000 unregistered shares of stock in escrow for a period of one year to secure I-am's performance of its indemnification obligations under the Asset Purchase Agreement.  At I-am's instruction, all of the shares of common stock and warrants were issued directly in the name of four creditors of I-am, each of which is an accredited investor.

In addition, the Company agreed to pay as additional consideration a percentage of the Company's net media revenues (as defined in the Asset Purchase Agreement) for fiscal years 2010, 2011 and 2012.  The percentage will be fixed on December 31, 2009 and will be established based on the number of hospitality venues in I-am's network as of May 11, 2009 that subscribe to the Company's Buzztime iTV Network as of December 31, 2009.  The Agreement contains customary representations, warranties and covenants.

The Acquired Assets consist primarily of approximately 1,400 flat panel television screens located in over 360 hospitality venues in the United States, together with satellite communications equipment and office equipment.  In connection with this transaction, the Company engaged I-am's former Chief Operating Officer, Theodore K. Case, as a consultant for up to three months.

There is no material relationship, other than in respect of the Asset Purchase Agreement, between the Company and its affiliates, or any director or officer of the Company, or any associate of any such director or officer on the one hand, and I-am or any of its directors or officers on the other hand.

Securities Purchase Agreement

On May 11, 2009, the Company also entered into a securities purchase agreement (the "Securities Purchase Agreement") providing for a private placement of the Company's common stock to three accredited investors, each of whom was a creditor and equity owner of I-am.  Under the Securities Purchase Agreement, on May 11, 2009, the Company issued and sold an aggregate of 2,419,355 shares of its common stock at a purchase price of $0.31 per share, raising $750,000 in aggregate proceeds.  The Company expects to use the net proceeds from the private placement for working capital and other general corporate purposes.  The Securities Purchase Agreement contains customary representations, warranties and covenants.

Registration Rights Agreement

On May 11, 2009, the Company also entered into a registration rights agreement providing the holders of the securities issued pursuant to the Asset Purchase Agreement and Securities Purchase Agreement with certain registration rights with respect to the common stock issued pursuant to such agreements or issuable upon exercise of the warrants issued thereunder.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

The disclosure under the heading "Asset Purchase Agreement" in Item 1.01 of this report is incorporated by reference into this Item 2.01.

Item 3.02.                      Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The shares of common stock and the warrants to purchase common stock issued pursuant to the Asset Purchase Agreement and Securities Purchase Agreement were issued to accredited investors without registration under the Securities Act of 1933 (the "Securities Act"), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act, and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state securities laws.

ITEM 9.01                      Financial Statements and Exhibits.

(d) Exhibits

2.1	Asset Purchase Agreement dated May 11, 2009 between NTN Buzztime, Inc. and Instant Access Media, LLC
10.1	Securities Purchase Agreement dated May 11, 2009 between NTN Buzztime, Inc. and the purchaser parties thereto
10.2	Registration Rights Agreement dated May 11, 2009 between NTN Buzztime, Inc. and the parties thereto
99.1	Press Release dated May 12, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: May 15, 2009	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
2.1	Asset Purchase Agreement dated May 11, 2009 between NTN Buzztime, Inc. and Instant Access Media, LLC
10.1	Securities Purchase Agreement dated May 11, 2009 between NTN Buzztime, Inc. and the purchaser parties thereto
10.2	Registration Rights Agreement dated May 11, 2009 between NTN Buzztime, Inc. and the parties thereto
99.1	Press Release dated May 12, 2009